Exhibit 99.1

Crane Company Announces Resignation of John Stroup From its Board of Directors

Stamford, CT – June 6, 2024 – Crane Company (NYSE:CR) (“Crane” or the “Company), a premier industrial manufacturing and technology company, today announced the resignation of John S. Stroup as a Director of the Company.
On June 4, 2024, John S. Stroup, a current member of the Company’s Board of Directors, notified the Board of his intention to resign from the Board, effective as of July 22, 2024 due to additional professional commitments including his election to Partner at Clayton, Dubilier & Rice, a private investment firm. The Board accepted John’s resignation on June 5, 2024.
Max H. Mitchell, Chairman of the Board, President and Chief Executive Officer of Crane Company said “This is an outstanding opportunity for John and we congratulate him on becoming a partner at Clayton, Dubilier & Rice, where we know John will have continued success in building strong and profitable companies. We thank John for his outstanding service as a member of our Board of Directors and for all of the thoughtful insights and valuable contributions he provided during his tenure, as we completed several transformative transactions that led to significant value creation for our shareholders. We are truly grateful for John’s guidance and leadership on the Board, and we wish him well in his future endeavors”.
About Crane Company
Crane Company has delivered innovation and technology-led solutions for customers since its founding in 1855. Today, Crane is a leading manufacturer of highly engineered components for challenging, mission-critical applications focused on the aerospace, defense, space and process industry end markets. The Company is comprised of two strategic growth platforms, Aerospace & Electronics and Process Flow Technologies, as well as the Engineered Materials segment. Crane has approximately 7,000 employees in the Americas, Europe, the Middle East, Asia and Australia. For more information, visit www.craneco.com.

Contact:
Jason D. Feldman
Senior Vice President, Investor Relations, Treasury & Tax
203-363-7329
www.craneco.com